Exhibit n

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Eagle Point Credit Company Inc.

We consent to the use of our report dated February 26, 2015, included herein, with respect to the consolidated statement of assets and liabilities of Eagle Point Credit Company Inc. and Subsidiary (formerly Eagle Point Credit Company, LLC) (the Fund), including the consolidated schedule of investments, as of December 31, 2014, and the related consolidated statements of operations, cash flows, and financial highlights for the period from June 6, 2014 (commencement of operations) through October 5, 2014 and the period from October 6, 2014 through December 31, 2014, the consolidated statements of changes in member’s equity for the period from June 6, 2014 (commencement of operations) through October 5, 2014, and the consolidated statement of changes in net assets for the period from October 6 through December 31, 2014, and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Prospectus.

March 20, 2015